Exhibit 5


                         [Jackson Kelly PLLC Letterhead]



                                February 8, 2005


Natural Gas Services Group, Inc.
2911 South County Road 1260
Midland, Texas  79706

         Re:      Registration Statement on Form S-3

Gentlemen:

         We have been requested to provide Natural Gas Services Group, Inc., a Colorado corporation (the "Company"), with a legal opinion in connection with the filing with the Securities and Exchange Commission (the "Commission"), of a Registration Statement on Form S-3 (the "Registration Statement") covering 624,175 shares of common stock of the Company (the "Shares") to be offered by certain selling shareholders identified in the Registration Statement.

         This Opinion Letter is governed by, and shall be interpreted in accordance with, the Legal Opinion Accord (the "Accord") of the ABA Section of Business Law (1991). As a consequence, it is subject to a number of qualifications, exceptions, definitions, limitations on coverage and other limitations, all as more particularly described in the Accord, and this Opinion Letter is subject to and should be read in conjunction therewith. Additionally, our Opinion is based upon and subject to the qualifications, limitations and exceptions set forth in this letter.

         In rendering our Opinion, we have examined such agreements, documents, instruments and records as we deemed necessary or appropriate under the circumstances for us to express our Opinion, including, without limitation, the Articles of Incorporation and Bylaws, as restated or amended, of the Company; resolutions adopted by the Board of Directors of the Company authorizing and approving the issuance of the Shares and the preparation and filing of the Registration Statement; and certificates of officers of the Company. In making all of our examinations, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to the original documents of all documents submitted to us as copies, and the due execution and the delivery of all documents by any persons entitled other than the Company where due execution and delivery by such persons or entities is a prerequisite to the effectiveness of such documents. We have not independently verified or investigated, nor do we assume any responsibility for, the factual accuracy or completeness of any such documents.





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Natural Gas Services Group, Inc.
February 8, 2005
Page 2




         Based  upon  the   foregoing,   and   having   regard  for  such  legal
considerations as we deemed relevant, we are of the opinion that the Shares have been legally issued, and are fully paid and non-assessable.

         We hereby consent to the filing of the Opinion as an exhibit to the Registration Statement and to the reference to this firm under the heading "Legal Matters" in the Prospectus forming a part of the Registration Statement.

         Our Opinion is furnished for the benefit of the Company solely with regard to the Registration Statement, may be relied upon by the Company only in connection with the Registration Statement and may not otherwise be relied upon, used, quoted or referenced to by or filed with any other person or entity without our prior written permission.

                                                        Very truly yours,

                                                         /s/ Jackson Kelly, PLLC

                                                        JACKSON KELLY, PLLC